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EXHIBIT 99.1

                                                 EMRISE
NEWS                                             CORPORATION
                                                 9485 Haven Avenue Suite 100
                                                 Rancho Cucamonga, CA 91730
                                                 (909) 987-9220 o (909) 987-5186
                                                 www.emrise.com
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FOR IMMEDIATE RELEASE

CONTACT:
Randolph D. Foote, CFO
EMRISE CORPORATION
(909) 987-9220 ext. 3201

      EMRISE CORPORATION ANNOUNCES RESULTS OF ANNUAL STOCKHOLDER'S MEETING


RANCHO CUCAMONGA, CALIFORNIA, October 20,, 2004 - EMRISE CORPORATION (OTCBB:
EMRI), a multi-national manufacturer of defense and aerospace electronic components and subsystems and communication equipment, today announced that it held its annual stockholders' meeting yesterday at its corporate offices at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California. The meeting was web cast live and was accessible by teleconference. A replay of the meeting is available on the internet at www.vcall.com site for 90 days.

At the meeting, CARMINE T. OLIVA, Chairman, President and CEO of EMRISE CORPORATION, discussed the Company's third quarter preliminary results. He stated that the Company's results of operation for the third quarter had been negatively impacted by the hurricanes in Florida and certain expenses of approximately $100,000, many of which are non-recurring, related to the Company's new subsidiary, Larus Corporation. He stated that the Company expects to report net sales of approximately $7.4 million and net income of approximately $100,000 for the third quarter of 2004. Mr. Oliva also stated that he expected the Company to exceed its 2003 fourth quarter results and to report approximately $7.5 million in revenues and approximately $375,000 in net income for the fourth quarter of 2004.

GRAHAM JEFFERIES, Executive Vice President and Chief Operating Officer discussed the 2005 financial outlook for EMRISE CORPORATION and estimated that revenues would be approximately $35 million based upon the Company's current business base. He also discussed a potential acquisition in Europe that, if completed, could add approximately $15 million in annual revenues. Larry Taillie, President of Larus Corporation reported on the operations of this recent acquisition and indicated an expected increase in revenue and net income for the fourth quarter. Bill Miller, Executive Vice President of XET Corporation talked about the progress that XET Corporation's Digitran Division has made in launching new products such as patent pending low profile rotary switches. He also discussed expected issuance dates of three patents pending for our very low profile rotary
(VLP) switches and LED lighting for the digital switches.

                                     -more-

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After the management presentations, the results of the stockholder vote were announced. Laurence P. Finnegan, Jr. was re-elected to serve a three-year term on the Company's board of directors. The selection of the Company's independent public accountants to audit the Company's consolidated financial statements for 2004 was ratified. The remaining four proposals, which related to proposed amendments to the Company's certificate of incorporation and the ratification of the amendment and restatement of the Company's bylaws, did not receive sufficient affirmative votes for approval. However, there was no effect on the status of the Company's amended and restated bylaws because ratification of the amendment and restatement of the bylaws was not legally required. Subsequent to the official adjournment of the meeting, the attendees joined the Company's executives for lunch, then viewed samples of a wide variety of the Company's products and toured the Company's nearby Digitran Division, which manufactures digital and rotary switches primarily for the defense and aerospace industries.

ABOUT EMRISE CORPORATION

EMRISE CORPORATION is a multi-national manufacturer of defense and aerospace electronic components and subsystems and communication equipment. The Company's electronic components group, which includes XET Corporation and its international subsidiaries, provides custom power conversion products, digital and rotary switches and subsystem assemblies to the global electronic components market that are primarily used for defense, aerospace and industrial applications. The Company's communications group, consisting of CXR Corporation, Larus Corporation and CXR Anderson Jacobson, provides network access, transmission and test equipment to the North American, European and Asian communications industry. Founded in 1983, EMRISE CORPORATION operates out of facilities in the United States, United Kingdom, France and Japan. As of September 1, 2004, the Company had a total of 224 employees in our various subsidiaries and divisions.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
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With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The forward-looking statements include, but are not limited to, statements regarding the ability of EMRISE CORPORATION to expand its internal growth, to continue its profitability, to generate sales of $7.4 million and net income of $100,000 for the third quarter of 2004, to generate sales of $7.5 million and net income of $375,000 for the fourth quarter of 2004, to generate sales of $35 million in 2005, and to complete an acquisition that could add $15 million in annual revenues. Actual future results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, the Company's ability to fulfill backlog orders and generate new orders, changes in the Company's business base, the Company's ability to successfully negotiate, fund and integrate any acquisition, market and economic conditions, changes in technology and governmental regulations and policies, competitive products and services, unforeseen technical issues, and those factors discussed in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2004 and/or contained in the "Risk Factors" section of, or elsewhere in, the Company's Form 10-K for the year ended December 31, 2003.

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